EXHIBIT 10.1
BRADY CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 17, 2011
ARTICLE I
INTRODUCTION
For periods prior to calendar year 2005, Brady Corporation has maintained the Brady Corporation Executive Deferred Compensation Plan by means of a series of individual deferred compensation agreements with covered executives. Amounts deferred prior to January 1, 2005 (which were all fully vested under Plan terms), including past and future earnings credited thereon, shall remain subject to the terms of those individual agreements as previously in effect (the “Frozen Agreements”) but no further amounts shall be deferred under the Frozen Agreements. All deferrals to the Plan for periods on or after January 1, 2005 shall be governed by the terms and provisions of this document. Except as provided in Sections 4.2(b)(x) and 6.1(a)(iii)(C) below, nothing in this document shall apply to amounts deferred prior to 2005 and past and future earnings credited thereon. This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code. This Plan is further amended and restated, effective as of February 17, 2011, to revise and clarify certain Plan terms regarding the investment of amounts in the Brady Stock Fund.
ARTICLE II
DEFINITIONS
The following definitions shall be applicable throughout the Plan:
2.1 “Account” means the account credited from time to time with bookkeeping amounts equal to the portions of a Participant’s compensation deferred pursuant to Section 3.2 and earnings credited on such amounts in accordance with Article IV.
2.2 “Administrator” means the Compensation Committee of the Board of Directors of Brady Corporation.
2.3 “Beneficiary” means the person, persons, or entity designated by the Participant to receive any benefits payable under the Plan on or after the Participant’s death. Each Participant shall be permitted to name, change or revoke the Participant’s designation of a Beneficiary in writing on a form and in the manner prescribed by the Corporation; provided, however, that the designation on file with the Corporation at the time of the Participant’s death shall be controlling. Should a Participant fail to make a valid Beneficiary designation or leave no named Beneficiary surviving, any benefits due shall be paid to such Participant’s spouse, if living; or if not living, then any benefits due shall be paid to such Participant’s estate. A Participant may designate a primary beneficiary and a contingent beneficiary; provided, however, that the Corporation may reject any such instrument tendered for filing if it contains successive beneficiaries or contingencies unacceptable to it. If all Beneficiaries who survive the Participant shall die before receiving the full amounts payable hereunder, then the payments shall be paid to the estate of the Beneficiary last to die.

2.4 “Code” means the Internal Revenue Code of 1986, including any subsequent amendments.
2.5 “Corporation” means Brady Corporation, and each of its affiliates which has adopted the Plan or may adopt the Plan. Currently, the additional sponsoring affiliates are Tricor Direct, Inc. and Brady Worldwide, Inc. The term “Corporation” as used throughout this Plan shall include references to those affiliates of Brady Corporation which have also adopted the Plan; provided, however, that for purposes of the power to amend or terminate the Plan or take any other action under or with respect to the Plan, except for the payment of benefits, the term “Corporation” shall refer only to Brady Corporation.
2.6 “Effective Date” means February 17, 2011. This document describes how this Plan has been administered for periods after 2004 and prior to February 17, 2011 and how it shall be administered for periods on and after February 17, 2011.
2.7 “ERISA” means the Employee Retirement Income Security Act of 1974, including any subsequent amendments.
2.8 “Fiscal Year” means the period beginning August 1 and ending July 31.
2.9 “Participant” means a key management or highly compensated employee designated as eligible to participate in the Plan for a Plan Year under Section 3.1 (such persons shall be known as “Active Participants” for such Plan Year) and any person who previously participated in the Plan and is entitled to benefits.
2.10 “Performance Based Bonus” means bonus compensation, the amount of which or entitlement to, is based on services performed over a period of at least 12 consecutive months which is contingent on the satisfaction of pre-established organizational or individual performance criteria, which performance criteria are not substantially certain to be met at the time a deferral election is permitted. Performance Based Bonus compensation may include payments based upon subjective performance criteria, but (i) any subjective performance criteria must relate to the performance of the Participant service provider, a group of service providers that includes the Participant service provider, or a business unit for which the Participant provides services (which may include the entire organization) and (ii) the determination that any subjective performance criteria have been met must not be made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any family member). Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. A Performance Based Bonus may include payments based on performance criteria that are not approved by the Administrator or by the stockholders of the Corporation. A Performance Based Bonus shall not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established. Whether a bonus is performance based shall be determined in accordance with the requirements of IRS Reg. Section 1.409A-1 (e) which are summarized in part in this Section 2.10.

2.11 “Plan” means the Brady Corporation Executive Deferred Compensation Plan, as set forth herein, as applicable to amounts deferred after calendar year 2004, and as it may be amended from time to time.
2.12 “Plan Year” means the calendar year.
2.13 “Separation from Service” shall have the meaning set forth in IRS Regulation Section 1.409A-1 the requirements of which are summarized in part as follows:
(a) In General. The Participant shall have a Separation from Service with the Corporation if the Participant dies, retires, or otherwise has a termination of employment with the Corporation. However, for purposes of this Section 2.13, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Corporation under an applicable statute or by contract. For purposes of this paragraph (a) of this Section 2.13, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.
(b) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Corporation and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or, the full period of services to the Corporation if the Participant has been providing services to the Corporation less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant is presumed to have Separated from Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. The Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Corporation and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or the full period of services to the Corporation if the Participant has been providing services to the Corporation less than 36 months (or that the level of bona fide services would not be so reduced). For example, the Participant may demonstrate that the Corporation and the Participant reasonably anticipated that the Participant would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the Participant’s replacement caused the Participant to return to employment. Although the Participant’s return to employment may cause the Participant to be presumed to have continued in employment because the Participant is providing services at a rate equal to the rate at which the Participant was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the Participant originally ceased to provide services, the Corporation reasonably anticipated that the Participant would not provide services in the future. For purposes of this paragraph (b), for periods during which the Participant is on a paid bona fide leave of absence (as defined in paragraph (a) of this Section 2.13) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.13, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence (as defined in paragraph (a) of this Section 2.13) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.13, are disregarded for purposes of this paragraph (b) of this Section 2.13 (including for purposes of determining the applicable 36-month (or shorter) period).
(c) Asset Purchase Transactions. Where as part of a sale or other disposition of assets by the Corporation as seller to an unrelated service recipient (buyer), a Participant of the Corporation would otherwise experience a Separation from Service with the Corporation, the Corporation and the buyer may retain the discretion to specify, and may specify, whether a Participant providing services to the Corporation immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a Separation from Service, provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all service providers providing services to the Corporation immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently (regardless of position at the Corporation) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of this paragraph (c), references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business.
(d) Dual Status. If a Participant provides services both as an employee of the Corporation and as an independent contractor of the Corporation, the Participant must separate from service both as an employee and as an independent contractor to be treated as having Separated from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. Notwithstanding the foregoing, if a Participant provides services both as an employee of the Corporation and a member of the board of directors of the Corporation, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan unless this Plan is aggregated with any plan in which the Participant participates as a director under IRS Regulation Section 1.409A-1(c)(2)(ii).

2.14 “Specified Employee” shall have the meaning set forth in IRS Regulation Section 1.409A-1 the requirements of which are summarized in part as follows:
(a) In General. “Specified Employee” means a Participant who as of the date of his Separation from Service is a “key employee” as defined in Code Section 416(i) (disregarding Section 416(i)(5)), i.e., an employee who at any time during the 12 month period ending on an identification date is an officer of the Corporation or one of its affiliates having an annual compensation as defined in IRS Regulation Section 1.409A-1(i)(2) greater than $130,000, a 5% owner of the Corporation or one of its affiliates or a 1% owner of the Corporation or one of its affiliates having compensation of more than $150,000. The $130,000 amount described in the preceding sentence shall be adjusted for cost of living increases in such amounts and at such times as specified by the Internal Revenue Service. Further, no more than 50 employees (or, if lesser, the greater of 3 or 10% of the employees) shall be treated as officers. The foregoing definition shall be interpreted at all times in a manner consistent with such regulations as may be adopted from time to time by the Internal Revenue Service for purposes of applying the key employee definition of Section 416(i) to the requirements of Code Section 409A. If a person is a key employee as of an identification date, the person is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the identification date. The “identification date” is December 31.
(b) In the event of a public offering, merger, acquisition, spin-off, reorganization or other corporate transaction, “Specified Employees” shall be determined as provided in IRS Reg. Section 1.409A-(1)(i)(6).
2.15 “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for funeral expenses of a spouse or a dependent (as defined in Code section 152(a)) may also constitute an Unforeseeable Emergency. Except as otherwise provided above, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant is faced with an Unforeseeable Emergency is to be determined based on the relevant facts and circumstances of each case.

ARTICLE III
PARTICIPATION AND DEFERRALS
3.1 Determination of Participants. Within a reasonable period of time prior to the beginning of a Plan Year or at any time during a Plan Year, the Administrator will designate employees who will be eligible to become Active Participants in the Plan for that Plan Year (or the remainder of such Plan Year). An employee designated as an Active Participant for a Plan Year shall remain an Active Participant until the employee’s Separation from Service or the Administrator or the Board of Directors of the Corporation takes action to terminate such employee’s participation effective on the first day of any Plan Year subsequent to the date of such action by the Administrator or the Board.
3.2 Deferral Elections.
(a) Salary Payments. An Active Participant may elect to defer a specified percentage of his salary for services performed during a Plan Year by completing and filing such forms as required by the Corporation prior to the first day of the Plan Year. A Participant’s deferrals shall be taken at a uniform percentage rate from each of his salary payments during the year. Compensation deferred shall be retained by the Corporation, credited to the Participant’s Account pursuant to Section 4.1 and paid in accordance with the terms and conditions of the Plan. An employee who is not already eligible to participate in any other deferred compensation plan of the account balance type who becomes an Active Participant for the first time during a Plan Year (for example, an employee designated to be a Participant by the Administrator upon hire or promotion) may within 30 days after the effective date of participation make an election to defer a specified percentage of salary to be paid to him for services to be performed subsequent to the deferral election.
(b) Bonus Payments. An Active Participant may elect to defer a portion of any and all bonus payments made to him during a Plan Year by completing and filing such forms as required by the Corporation. To the extent a bonus payment represents a payment of a Performance Based Bonus, to be effective the deferral election with respect to such bonus must be filed with the Corporation at least seven months prior to the end of the period in which the bonus payment is earned. If a bonus payment is not a Performance Based Bonus but is calculated on a Fiscal Year basis, then to be effective the deferral election must be filed prior to the beginning of the Fiscal Year during which the Participant first renders any services giving rise to the payment of the bonus. If a bonus is not a Performance Based Bonus and is not calculated on a Fiscal Year basis, to be effective, the deferral election must be filed prior to the beginning of the first Plan Year in which are performed any services for which such bonus is payable. An employee who is not already eligible to participate in any other deferred compensation plan sponsored by the Corporation of the account balance type who becomes an Active Participant for the first time during a Plan Year (for example, an employee designated to be a Participant by the Administrator upon hire or promotion) may within 30 days after the effective date of participation make an election to defer a specified percentage of any bonus payment for which the service period has already begun and, in such event, the election shall apply to the portion of bonus compensation equal to the total bonus compensation to be paid to the Participant with respect to that service period multiplied by a fraction of which the numerator is the number of days remaining in the performance period and the denominator is the total number of days in the performance period.

3.3 Continued Effect of Elections.
(a) Salary Payments. An Active Participant’s deferral election with respect to a Plan Year under Section 3.2(a) shall be irrevocable after the last date upon which it may be filed pursuant to Section 3.2(a) and shall continue in effect each subsequent Plan Year until prospectively revoked or amended in writing. For a revocation or amendment to be effective with respect to salary payments during a Plan Year, it must be filed by the last date for which an effective deferral election is permitted to be filed with respect to those salary payments under Section 3.2(a).
(b) Bonus Payments. An Active Participant’s deferral election under Section 3.2(b) with respect to a bonus shall be irrevocable after the last date upon which it may be filed pursuant to Section 3.2(b) and shall continue in effect with respect to bonuses earned in subsequent performance periods until prospectively revoked or amended in writing. For a revocation or amendment to be effective for any bonus payment, it must be filed by the last date for which an effective deferral election is permitted to be filed with respect to that bonus payment under Section 3.2(b).
3.4 Prior Deferral Elections. Any deferral election made prior to calendar year 2005 under a Frozen Agreement shall be treated as a deferral election described in Section 3.2(a) and/or Section 3.2(b), as the case may be, and shall continue in effect until modified as described in Section 3.3 above unless modified earlier pursuant to Section 8.14(a) below.
3.5 Unforeseeable Emergency. In the event that a Participant makes application for a hardship distribution under Section 6.3 and the Administrator determines that an Unforeseeable Emergency exists, all deferral elections otherwise in effect under this Article III and any other nonqualified deferred compensation plan of the account balance type sponsored by the Corporation shall immediately terminate upon such determination. To resume deferrals thereafter, a Participant must make an election satisfying the provisions of Section 3.2(a) and/or (b), as the case may be, as those provisions apply to someone who is already an Active Participant in the Plan.
3.6 401(k) Hardship. Any deferral elections in effect under this Article III shall be cancelled as required due to a hardship distribution described in IRS Regulation Section 1.401(k)-1(d)(3) or any successor thereto. To resume deferrals after the required suspension period, a Participant must make an election satisfying the provisions of Section 3.2(a) and/or (b), as the case may be, as those provisions apply to someone who is already an Active Participant in the Plan.
ARTICLE IV
ACCOUNTS
4.1 Credits to Account. Bookkeeping amounts equal to the amounts deferred by a Participant pursuant to Section 3.2 shall be credited to such Participant’s Deferral Account as soon as practicable after the deferred compensation would otherwise have been paid to such Participant in the absence of deferral.

4.2 Valuation of Account.
(a) The Participant’s Account shall be credited or charged with deemed earnings or losses as if it were invested in accordance with paragraph (b) below.
(b) (i) The investment funds available hereunder for the deemed investment of the Account shall be the Brady Stock Fund and such other funds as the Administrator shall from time to time determine. However, in no event shall the Corporation be required to make any such investment in the Brady Stock Fund or any other investment fund and, to the extent such investments are made, such investments shall remain an asset of the Corporation subject to the claims of its general creditors.
(ii) On the date credited to the Participant’s Account, deferrals shall be deemed to be invested in one or more of the investment funds designated by the Participant for such deemed investment; provided that any deferrals designated for investment in the Brady Stock Fund shall initially be credited to the General Investment Sub-account and transferred to the Brady Stock Sub-account on a quarterly basis. Once made, the Participant’s investment designation shall continue in effect for all future deferrals until changed by the Participant. Any such change may be prospectively elected by the Participant at the times established by the Administrator, which shall be no less frequently than quarterly, and shall be effective only for deferrals, credited from and after its effective date. Until such time as the Administrator takes action to the contrary, such changes may be elected at the same times as changes may be elected with respect to the Brady Matched 401(k) Plan.
(iii) A Participant’s balance in the Brady Stock Fund shall be determined as though the Participant’s deferrals allocated to that Fund are invested in shares of Class A non-voting common stock of Brady Corporation by purchase at the fair market value price of such stock on the date the deferrals are credited to the Participant’s Brady stock account.
(iv) The portion of a Participant’s Account invested in the Brady Stock Fund shall be called the Brady Stock Sub-account. The remaining portion of the Participant’s Account shall be referred to as the General Investment Sub-account.
(v) The value of the Brady Stock Sub-account on any particular date will be based upon the value of the shares of Class A non-voting common stock of Brady Corporation which the sub-account is deemed to hold on that date. The shares of such stock deemed to be held in such sub-account shall be credited with dividends at the time they are credited with respect to actual shares of Class A non-voting common stock of Brady Corporation and such dividends shall be deemed to be used to purchase additional shares of Class A non-voting common stock of Brady Corporation on the day following the crediting of such dividends at the then fair market value price of such stock. The sub-account shall also be credited from time to time with additional shares of Class A non-voting common stock of Brady Corporation equal in number to the number of shares granted in any stock dividend or split to which the holder of a like number of shares of Class A non-voting common stock would be entitled. All other distributions with respect to shares of Class A non-voting common stock of Brady Corporation shall be similarly applied. In the event of a distribution of preferred stock, such preferred stock shall be valued at its par value (or its voluntary liquidating price, if it does not have a par value).

(vi) The valuation of the funds held in the General Investment Sub-account shall be accomplished in the same manner as though the deemed investment in such funds had actually been made and are valued at their fair market value price on valuation dates hereunder.
(vii) A Participant’s Account shall be valued as of December 31 each year and at such other times established by the Administrator, which shall be no less frequently than quarterly. Until such time as the Administrator takes action to the contrary, such valuation shall be at the same time as valuations made of Brady matched 401(k) plan assets.
(viii) All elections and designations under this section shall be made in accordance with procedures prescribed by the Administrator. The Administrator may prescribe uniform percentages for such elections and designations.
(ix) A Participant may prospectively elect to reallocate his Account balance among the investment funds at the times established by the Administrator, which shall be no less frequently than quarterly. Until such time as the Administrator takes action to the contrary, such changes may be elected at the same times as changes may be elected with respect to the Brady Matched 401(k) Plan. Notwithstanding any other provision of this Plan to the contrary, a Participant may not make (i) any election or transaction in the Brady Stock Fund at a time when the Participant is in possession of any material non-public information or at a time not permitted under the Corporation’s policy on insider trading or (ii) an opposite way election with respect to the Brady Stock Fund within six months of a prior election regarding the Brady Stock Fund.
(x) Notwithstanding subparagraph (ix) above, from and after May 1, 2006, a Participant may not shift any amounts from his Brady Stock Sub-account to his General Investment Sub-account or vice-versa. Notwithstanding Article I and Section 2.11 of this Plan to the contrary, the rule of this subparagraph (x) shall apply to all amounts held for a Participant under a Frozen Agreement as well, meaning that from and after May 1, 2006, a Participant shall not be entitled to transfer any amount to or from the portion of his account held in the Brady Stock Fund under the Frozen Agreement. The preceding sentence shall not apply to a Participant who has had a Separation from Service prior to May 1, 2006.
(c) The Corporation shall provide annual reports to each Participant showing (a) the value of the Account as of the most recent December 31st, (b) the amount of deferral made by the Participant for the Plan Year ending on such date and (c) the amount of any investment gain or loss and the costs of administration credited or debited to the Participant’s Account.
(d) Notwithstanding any other provision of this Agreement that may be interpreted to the contrary, the deemed investments are to be used for measurement purposes only and shall not be considered or construed in any manner as an actual investment of the Participant’s Account balance in any such fund. In the event that Brady Corporation or the trustee of any grantor trust which Brady Corporation may choose to establish to finance some or all of its obligations hereunder, in its own discretion, decides to invest funds in any or all of the funds, the Participant shall have no rights in or to such investments themselves. Without limiting the foregoing, the Participant’s Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on the Participant’s behalf by the Corporation or any trust; the Participant shall at all times remain an unsecured creditor of the Corporation.

ARTICLE V
VESTING
5.1 Full Vesting. A Participant shall be fully vested and nonforfeitable at all times in his or her Account hereunder.
ARTICLE VI
MANNER AND TIMING OF DISTRIBUTION
6.1 Payment of Benefits.
(a) After a Participant’s Separation from Service the Participant’s Account shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary). Payment shall be made in one of the following forms as specified in the Participant’s payment election pursuant to Section 6.2:
(i) Single Sum. A single sum distribution of the value of the balance of the Account on the first day of October following the Participant’s Separation from Service; or
(ii) Installments. The value of the balance of the Account shall be paid in annual installments on the first day of October each year with the first of such installments to be paid on the first day of October following the Participant’s Separation from Service. Annual installments shall be paid in one of the alternative methods specified below over the number of years selected by the Participant in the payment election made pursuant to Section 6.2, but not to exceed 10. The earnings (or losses) provided for in Section 4.2 shall continue to accrue on the balance remaining in the Account during the period of installment payments. The alternative methods available are as follows:
(A) Fractional Method. The annual installment shall be calculated by multiplying the most recent July 31 value of the Account by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year annual installment method, the first payment shall be one-tenth (1/10) of the Account balance. The following year, the payment shall be one-ninth (1/9) of the Account balance.
(B) Percentage or Fixed Dollar Method. The annual installment shall be calculated by multiplying the most recent July 31 value of the Account, in the case of the percentage method, by the percentage selected by the Participant and paying out the resulting amount or, in the case of the fixed dollar method, by paying out the fixed dollar amount selected by the Participant for the number of years selected by the Participant. However, in the event the dollar amount selected is more than the value of the Account in any given year, the entire value of the Account will be distributed. Further, regardless of the method selected by the Executive, the final installment payment will include 100% of the then remaining July 31 Account value.

(iii) In Cash or In Stock. Prior to May 1, 2006 all payments shall be made in cash. From and after May 1, 2006, payments shall be made in cash and/or Class A non-voting common stock of Brady Corporation pursuant to the following:
(A) If distribution is made in a single sum, the value of the portion of the Participant’s Account which consists of the General Investment Sub-account shall be paid in cash while the value of the portion of the Account which consists of the Brady Stock Sub-account shall be paid by distributing the number of shares of Class A non-voting stock of Brady Corporation which represent the number of deemed shares held in the Brady Stock Sub-Account, except, however, that any fractional shares shall be valued and distributed in cash.
(B) If distribution is made in installments, a portion of each installment shall be distributed in cash and a portion in Class A non-voting shares of common stock of Brady Corporation. The portion to be distributed in cash shall be that portion of the total installment payment which is the same percentage as derived by dividing the value of the Balance in the General Investment Sub-account by the value of the total Account balance and the portion to be distributed in stock shall be the same percentage as determined by dividing the value of the balance of the Brady Stock Sub-account by the value of the total Account balance. The number of shares of Class A non-voting shares of common stock of Brady Corporation to be distributed shall be the number having the same value as the portion of the installment to be paid in such stock, except, however, that any fractional shares shall be distributed in cash.
(C) Notwithstanding Article I and Section 2.11 of this Plan to the contrary, the rule of this sub-paragraph (iv) shall apply to amounts held for a Participant under a Frozen Agreement from and after May 1, 2006. The preceding sentence shall not apply to a Participant who has had a Separation from Service prior to May 1, 2006.
(b) In the case of a Participant who is a Specified Employee, payment pursuant to paragraph (a) above shall commence no earlier than the first day of the seventh month following the Participant’s Separation from Service. This delay in distribution rule does not apply if the payment is being made as a result of the Participant’s death or disability. For this purpose, “disability” means that the Participant:
(i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continued period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the employees of the Corporation or one of its affiliates in which the Participant is covered.

6.2 Payment Election. An individual who first becomes an Active Participant at the beginning of a Plan Year who is provided with prior written notice of the effective date of participation shall complete a payment election form specifying the form of payment applicable to such Participant’s Account under the Plan. Absent an actual election by such Participant by the effective date of participation, the Participant shall be deemed to have elected payment in the five (5) annual installment payment form. An individual who first becomes an Active Participant other than on the first day of a Plan Year shall complete a payment election form specifying the form of payment applicable to such Participant’s Account no later than 30 days after the effective date of participation. In the event such a Participant does not make an actual election within such 30 day period, the Participant shall be deemed to have elected the five (5) annual installment payment form; provided, however, that if such Participant is already a participant in any other nonqualified plan or plans sponsored by the Corporation of the account balance type, the most recent payment election with respect to any one of those plans shall be the payment election form deemed elected under this Plan regardless of whether the individual elects a different payment election form during that initial 30 day period. A Participant may change the form of payment by completing and filing a new payment election form with the Corporation, and the payment election form on file with the Corporation as of the date of the Participant’s Separation from Service shall be controlling. Notwithstanding the foregoing, a payment election form changing the Participant’s form of payment shall not be effective if the Participant has a Separation from Service within twelve months after the date on which the election change is filed with the Corporation. Any change in payment method must have the effect of delaying the commencement of payments to a date which is at least five (5) years following the initially scheduled commencement date of payment previously in effect. For purposes of compliance with Section 409A of the Internal Revenue Code, a series of five year installment payments, ten year installment payments and twenty year installment payments are each designated as a single payment rather than a right to a series of separate payments; therefore, a Participant who has elected (or is deemed to have elected) any option under Section 6.1 may substitute any of the other options for the option originally elected as long as the foregoing one-year and five year rules are satisfied. A switch from the percentage method to the fixed dollar method or vice versa and a switch from either of those methods to the fractional method or vice versa is considered a substitution of a new option for the original option for purposes of this rule even if the number of yearly installments is not changed. The five year delay rule does not apply if the revised payment method applies only upon the Participant’s death or disability. For this purpose, disability has the same meaning as in Section 6.1(b). In the event that the Participant’s new payment election would not be effective under the foregoing rules, the payment election from previously in effect shall be controlling.
6.3 Financial Hardship. A partial or total distribution of the Participant’s Account shall be made prior to Separation from Service upon the Participant’s request and a demonstration by the Participant of severe financial hardship as a result of an Unforeseeable Emergency. Such distribution shall be made in a single sum as soon as administratively practicable following the Administrator’s determination that the foregoing requirements have been met. In any case, a distribution due to Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under Section 3.2 and any other nonqualified deferred compensation plan of the account balance type sponsored by the Corporation. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available because of cancellation of a deferral election under Section 3.2 and any other nonqualified deferred compensation plan of the account balance type sponsored by the Corporation upon a payment due to an Unforeseeable Emergency. The payment may be made from any arrangement in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the arrangement under which the payment was made must be designated at the time of payment.

6.4 Delayed Distribution.
(a) A payment otherwise required to be made pursuant to the provisions of this Article VI shall be delayed if the Corporation reasonably anticipates that the Corporation’s deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Corporation anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In any event, such payment shall be made no later than the last day of the calendar year in which the Participant has a Separation from Service or, in the case of a Specified Employee, the last day of the calendar year in which occurs the six (6) month anniversary of such Separation from Service.
(b) A payment otherwise required under this Article VI shall be delayed if the Corporation reasonably determines that the making of the payment will jeopardize the ability of the Corporation to continue as a going concern; provided, however, that payments shall be made on the earliest date on which the Corporation reasonably determines that the making of the payment will not jeopardize the ability of the Corporation to continue as a going concern.
(c) A payment otherwise required under this Article VI shall be delayed if the Corporation reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Corporation reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)
(d) A payment otherwise required under this Article VI shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
6.5 Inclusion in Income Under Section 409A. Notwithstanding any other provision of this Article VI, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Administrator becomes aware of such fact of noncompliance such portion of the Participant’s Account balance hereunder as is included in income as a result of the failure to comply, but no more. Any such distribution shall be taken on a pro rata basis from the Participant’s General Investment Sub-account and Brady Stock Sub-account in the manner described in Section 6.1(a)(iv)(B).
6.6 Domestic Relations Order. Notwithstanding any other provision of this Article VI, payments shall be made from an account of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)). Any such distribution shall be taken on a pro rata basis from the Participant’s General Investment Sub-account and Brady Stock Sub-account in the manner described in Section 6.1(a)(iv)(B).

6.7 De Minimis Amounts. Notwithstanding any other provision this Article VI, a Participant’s Account balance under this Plan and all other nonqualified deferred compensation plans of the account balance type shall automatically be distributed to the Participant on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service if the total amount in such Account balance at the time of distribution, when aggregated with all other amounts payable to the Participant under all arrangements benefiting the Participant described in Section 1.409A-1(c) or any successor thereto, do not exceed the amount described in Code Section 402(g)(1)(B). The foregoing lump sum payment shall be made automatically and any other distribution elections otherwise applicable with respect to the individual in the absence of this provision shall not apply.
ARTICLE VII
ADMINISTRATION
7.1 Compensation Committee as Administrator. The Plan shall be administered by the Administrator, which shall be the Compensation Committee of the Corporation’s Board of Directors. The Administrator shall have all authority that may be appropriate for administering the Plan, including the authority to adopt rules and regulations for the conduct of its affairs and for implementing, amending and carrying out the Plan, interpreting the provisions of the Plan and determining a Participant’s entitlement to benefits hereunder. The Administrator shall be entitled to rely upon the Corporation’s records as to information pertinent to calculations or determinations made pursuant to the Plan.
The Administrator may also delegate any of its clerical or other administrative duties to one or more officers or employees of the Corporation, who may assist the Administrator in the performance of any of its functions hereunder. In the event of such delegation, a reference to the Administrator shall be deemed to refer to such officer(s) or employee(s).
7.2 Authority of Administrator. The Administrator shall have full and complete discretionary authority to determine eligibility for benefits under the Plan, to construe the terms of the Plan and to decide any matter presented through the claims procedure. Any final determination by the Administrator shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence considered by the Administrator at the time of such determination.
7.3 Administrator Actions. The Administrator may authorize one or more of its members to execute on its behalf instructions or directions to any interested party, and any such interested party may rely upon the information contained therein. The members may also act at a meeting or by unanimous written consent. A majority of the members shall constitute a quorum for the transaction of business and shall have full power to act hereunder. All decisions shall be made by vote of the majority present at any meeting at which a quorum is present, except for actions in writing without a meeting, which must be unanimous.
7.4 Minor or Incompetent Payees. If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Corporation may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payment. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.

7.5 No Liability. Except as otherwise provided by law, neither the Administrator, nor any member thereof, nor any director, officer or employee of the Corporation involved in the administration of the Plan shall be liable for any error of judgment, action or failure to act hereunder or for any good faith exercise of discretion, excepting only liability for gross negligence or willful misconduct. The Corporation shall hold harmless and defend any individual in the employment of the Corporation and any director of the Corporation against any claim, action or liability asserted against him in connection with any action or failure to act regarding the Plan, except as and to the extent that any such liability may be based upon the individual’s own gross negligence or willful misconduct. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
7.6 Claims Procedure.
(a) If the Participant or the Participant’s Beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under the Plan for any reason, he or she may file a claim with the Administrator or its designee. The Administrator or its designee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision and specifying the expected date of decision. The notice of the such decision shall be in writing, sent by mail to the Claimant’s last known address, and if a denial of the claim, must contain the following information:
(i) the specific reasons for the denial;
(ii) specific reference to pertinent provisions of the Plan on which the denial is based;
(iii) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure; and
(iv) a description of the Plan’s claims review procedure, including a statement of the Claimant’s right to bring a civil action under Section 502 of ERISA if the Claimant’s claim is denied upon review.
(b) A Claimant is entitled to request a review of any denial of his claim. The request for review must be submitted in writing to the Administrator within 60 days after receipt of the notice of the denial. The timely filing of such a request is necessary to preserve any legal recourse which may be available to the Claimant and, absent the submission of request for review within the 60-day period, the claim will be deemed to be conclusively denied. Upon submission of a written request for review, the Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments in writing for consideration by the Administrator. The Administrator shall fully and fairly review the matter and shall consider all information submitted in the review request, without regard to whether or not such information was submitted or considered in the initial claim determination. The Administrator shall promptly respond to the Claimant, in writing, of its decision within 60 days after receipt of the review request. However, due to special circumstances, if no response has been provided within the first 60 days, and notice of the need for additional time has been furnished within such period, the review and response may be made within the following 60 days. The Administrator’s decision shall include specific reasons for the decision, including references to the particular Plan provisions upon which the decision is based, notification that the Claimant can receive or review copies of all documents, records and information relevant to the claim, and information as to the Claimant’s right to file suit under Section 502(a) of ERISA.

(c) If a determination of disability for purposes of Section 6.1(b) or 6.2 becomes necessary and if such determination is considered to be with respect to a claim for benefits based on disability for purposes of 29 CFR Section 2560.503-1, then the Administrator shall adopt and administer a special procedure for considering such disability claims meeting the requirements of 29 CFR Section 2560.503-1 for disability benefit claims.
ARTICLE VIII
MISCELLANEOUS
8.1 Amendment or Termination. The Corporation (through its Board of Directors or authorized officers or employees and/or the Compensation Committee) reserves the right to alter or amend the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. Further, the Board of Directors of the Corporation reserves the right to terminate the Plan, at any time and for any reason. Notwithstanding the foregoing, in no event shall any amendment or termination deprive any Participant or Beneficiary of any amounts credited to him under this Plan as of the date of such amendment or termination; provided, however, that the Corporation may prospectively change the manner in which earnings are credited or discontinue the crediting of earnings and, further, the Corporation may make any amendment it deems necessary or desirable for purposes of compliance with the requirements of Code Section 409A and regulations thereunder.
If the Plan is amended to freeze benefit accruals, no additional deferrals or contributions shall be credited to any Participant Account hereunder. Following such a freeze of benefit accruals, Participants’ Accounts shall be paid at such time and in such form as provided under Article VI of the Plan. If the Corporation terminates the Plan and if the termination is of the type described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Corporation shall distribute the then existing Account balances of Participants and beneficiaries in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan. However, if the termination is not of the type described in such regulations, then following Plan termination Participants’ Accounts shall be paid at such time and in such form as provided under Article VI of the plan.
8.2 Applicable Law. This Plan shall be governed by the laws of the State of Wisconsin, except to the extent preempted by the provisions of ERISA or other applicable federal law.
8.3 Relationship to Other Programs. Participation in the Plan shall not affect a Participant’s rights to participate in and receive benefits under any other plans of the Corporation, nor shall it affect the Participant’s rights under any other agreement entered into with the Corporation, unless expressly provided otherwise by such plan or agreement. Any amount credited under or paid pursuant to this Plan shall not be treated as wages, salary or any other type of compensation or otherwise taken into account in the determination of the Participant’s benefits under any other plans of the Corporation, unless expressly provided otherwise by such plan.

8.4 Non-Assignability by Participant. No Participant or Beneficiary shall have any right to commute, sell, assign, pledge, convey, or otherwise transfer any rights or claims to receive benefits hereunder, nor shall such rights or claims be subject to garnishment, attachment, execution or levy of any kind except to the extent otherwise required by law.
8.5 Status of Plan Under ERISA. The Plan is intended to be an unfunded plan maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of ERISA.
8.6 Withholding. The Corporation shall comply with all applicable tax and governmental withholding requirements. To the extent required by law, the Corporation shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder or from any other amounts paid to a Participant by the Corporation. If FICA taxes must be withheld in connection with amounts credited hereunder before payments are otherwise due hereunder and if there are no other wages from which to withhold them, the Corporation shall pay such FICA taxes generated by such payment (and taxes under Code Section 3401 triggered thereby and additional taxes under Section 3401 attributable to pyramiding of Section 3401 wages and taxes) but no more and the Participant’s Account hereunder shall be reduced by an amount equal to the payments made by the Corporation. Any such distribution shall be taken on a pro rata basis from the Participant’s General Investment Sub-account and Brady Stock Sub-account in the manner described in Section 6.1(a)(iv)(B).
8.7 No Right to Continued Employment. Neither participation in this Plan, nor the payment of any benefit hereunder, shall be construed as giving to a Participant any right to be retained in the service of the Corporation, or limiting in any way the right of the Corporation to terminate the Participant’s service at any time. Nor does participation in this Plan guarantee the Participant the right to be continued in service in any particular position or at any particular rate of compensation.
8.8 Assignability by Corporation. The Corporation shall have the right to assign all of its right, title and obligation in and under this Plan upon a merger or consolidation in which the Corporation is not the surviving entity or to the purchaser of substantially its entire business or assets or the business or assets pertaining to a major product line, provided such assignee or purchaser assumes and agrees to perform after the effective date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Corporation. Upon such assignment, all of the rights, as well as all obligations, of the Corporation under this Plan shall thereupon cease and terminate.
8.9 Unsecured Claim; Grantor Trust. The right of a Participant to receive payment hereunder shall be an unsecured claim against the general assets of the Corporation, and no provisions contained herein, nor any action taken hereunder shall be construed to give any individual at any time a security interest in any asset of the Corporation, of any affiliated corporation, or of the stockholders of the Corporation. The liabilities of the Corporation to a Participant hereunder shall be those of a debtor pursuant to such contractual obligations as are created hereunder and to the extent any person acquires a right to receive payment from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
The Corporation may establish a grantor trust (but shall not be required to do so) to which the Corporation may in its discretion contribute (subject to the claims of the general creditors of the Corporation) the amounts credited to the Account. If a grantor trust is so established, payment by the trust of the amounts due the Participant or his Beneficiary hereunder shall be considered a payment by the Corporation for purposes of this Plan.

8.10 Notices or Filings. Any notice or filing required or permitted to be given to the Administrator hereunder shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Corporate Treasurer
Brady Corporation
P.O. Box 571
Milwaukee, WI 53201-0571
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant hereunder shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
8.11 Special rules for 2005-2007. Notwithstanding the usual rules required regarding the deferral elections and distribution elections:
(a) A Participant may on or before March 15, 2005 make a new deferral election to apply to amounts which would otherwise be paid in calendar year 2005; provided that such amounts have not been paid or become payable at the time of the election. Such election shall remain in effect for future years until modified pursuant to Section 3.3(a) and/or (b), as the case may be.
(b) On or before December 31, 2007, a Participant may make an election as to distribution of his Account from among the choices described at Section 6.1 hereof without complying with the rules described in Section 6.2 hereof as long as the effect of the election is not to accelerate payments into 2006 or to defer payments which would otherwise have been made in 2006, and as long as the effect of the election is not to accelerate the payments into 2007 or to defer payments which would otherwise have been made in 2007. Such election shall become effective after the last day upon which it is permitted to be made. However, in order to subsequently change such special election after December 31, 2007, the requirements of Section 6.2 hereof must be satisfied. (This election will not apply to distribution of the Participant’s accounts holding amounts earned and vested prior to January 1, 2005, if any, (and earnings credited thereon) since such accounts are not governed by this document but are governed by the Frozen Plan.)
IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Plan document on its behalf as of the 17th day of February, 2011.

BRADY CORPORATION

By:	/s/ Frank M. Jaehnert

Attest:	/s/ Thomas J. Felmer